GRAINGER REPORTS RESULTS FOR THE FIRST QUARTER 2025

Continued execution fueling solid results;
Company reaffirms full year 2025 guidance

First Quarter Highlights
•Delivered sales of $4.3 billion, up 1.7%, or 4.4% on a daily, constant currency basis
•Achieved operating margin of 15.6%, down 20 basis points
•Generated diluted EPS of $9.86, up 2.5%
•Produced $646 million in operating cash flow and returned $380 million to Grainger shareholders through dividends and share repurchases
•Announced quarterly dividend increase of 10%
•Reaffirming full year 2025 guidance

CHICAGO, May 1, 2025 - Grainger (NYSE: GWW) today reported results for the first quarter of 2025 with sales of $4.3 billion, up 1.7%, or 4.4% on a daily, constant currency basis, and diluted EPS of $9.86, up 2.5% compared to the first quarter of 2024.

"Across both segments, our team kicked off 2025 by excelling at what we do best: delivering exceptional service, advancing our capabilities and being a trusted partner for our customers," said D.G. Macpherson, Chairman and CEO. "This focus on what truly matters has led to solid performance despite the continued muted demand environment. Looking ahead, we will remain committed to our purpose, We Keep the World Working®, while providing an outstanding customer experience and delivering on our commitments to our stakeholders."

2025 First Quarter Financial Summary

($ in millions, except per share amounts)	Q1 2025 (1)	Q1 2024 (1)	Q1'25 vs. Q1'24 Fav. / (Unfav.)
Net Sales	$4,306	$4,235	1.7%
Gross Profit	$1,710	$1,668	2.5%
Operating Earnings	$672	$669	0.4%
Net Earnings Attributable to W.W. Grainger, Inc.	$479	$478	0.2%
Diluted Earnings Per Share	$9.86	$9.62	2.5%

Gross Profit Margin	39.7%	39.4%	30 bps
Operating Margin	15.6%	15.8%	(20) bps
Effective Tax Rate	23.9%	24.2%	30 bps
(1) Results are consistent on a reported and adjusted basis.

Revenue
Sales in the quarter increased 1.7% compared to the first quarter of 2024. When normalizing for one fewer selling day in the current quarter and the impact of foreign currency exchange, sales on a daily, constant currency basis increased 4.4% compared to the first quarter of 2024.

In the High-Touch Solutions - N.A. segment, sales were down (0.2)%, or up 1.9% on a daily, constant currency basis compared to the first quarter of 2024 driven by growth across all geographies. In the Endless Assortment segment, sales were up 10.3%, or 15.3% on a daily, constant currency basis compared to the first quarter of 2024. Revenue growth for the segment was driven by strong performance at both MonotaRO and Zoro.

Gross Profit Margin
Gross profit margin was 39.7% in the first quarter of 2025, an increase of 30 basis points from the first quarter of 2024.

In the High-Touch Solutions - N.A. segment, gross profit margin was 42.4%, a 60-basis point increase compared to the prior year quarter due to favorable product mix and a supplier funding benefit from the annual Grainger Sales Meeting. In the Endless Assortment segment, gross profit margin increased by 30 basis points from the first quarter of 2024 due primarily to margin improvement at Zoro.

Earnings
For the first quarter of 2025, total Company operating earnings were $672 million, up 0.4% compared to the first quarter of 2024. Operating margin in the quarter was 15.6%, a 20-basis point decrease from the first quarter of 2024. Gross margin favorability in both segments and strong expense leverage in Endless Assortment more than offset deleverage in High-Touch Solutions - N.A., which was exacerbated by one fewer selling day in the current quarter.

Diluted earnings per share for the first quarter of 2025 were $9.86, up 2.5% compared to the first quarter of 2024. The increase was driven primarily by fewer shares outstanding.

Tax Rate
For the first quarter of 2025, the effective tax rate was 23.9%, compared to 24.2% in the first quarter of 2024.

Cash Flow
During the first quarter of 2025, the Company generated $646 million of cash flow from operating activities driven by net earnings and aided by favorable working capital in the period. The Company invested $125 million in capital expenditures, resulting in free cash flow of $521 million. During the quarter, the Company returned $380 million to Grainger shareholders through dividends and share repurchases.

Guidance
The Company is reaffirming the following guidance ranges as previously announced on January 31, 2025. Guidance incorporates certain known impacts of tariffs today and assumes that mitigating actions help offset future potential impacts.

Total Company(1)	2025 Guidance (as of May 1, 2025)
Net Sales	$17.6 - $18.1 billion
Sales growth	2.7% - 5.2%
Daily, constant currency sales growth	4.0% - 6.5%
Gross Profit Margin	39.1% - 39.4%
Operating Margin	15.1% - 15.5%
Diluted Earnings per Share	$39.00 - $41.50
Operating Cash Flow	$2.05 - $2.25 billion
CapEx (cash basis)	$0.45 - $0.55 billion
Share Buyback	$1.15 - $1.25 billion
Effective Tax Rate	~23.8%

Segment Operating Margin
High-Touch Solutions - N.A.	17.0% - 17.4%
Endless Assortment	8.5% - 9.0%
(1) Guidance provided is on an adjusted basis. Daily, constant currency sales growth is adjusted for the impact of one less selling day in 2025 as compared to 2024 and changes in foreign currency exchange. The Company does not reconcile forward-looking non-GAAP financial measures. For further details see the supplemental information of this release.

Webcast
The Company will conduct a live conference call and webcast at 11:00 a.m. ET on Thursday, May 1, 2025, to discuss the first quarter results. The event will be hosted by D.G. Macpherson, Chairman and CEO, and Deidra Merriwether, Senior Vice President and CFO, and can be accessed at invest.grainger.com. To access the conference call via phone, please send a request to InvestorRelations@grainger.com. For those unable to participate in the live event, a webcast replay will be available for 90 days at invest.grainger.com.

About Grainger
W.W. Grainger, Inc., is a leading broad line distributor with operations primarily in North America, Japan and the United Kingdom. At Grainger, We Keep the World Working® by serving more than 4.5 million customers worldwide with products delivered through innovative technology and deep customer relationships. Known for its commitment to service and award-winning culture, the Company had 2024 revenue of $17.2 billion across its two business models. In the High-Touch Solutions segment, Grainger offers approximately 2 million maintenance, repair and operating

(MRO) products and services, including technical support and inventory management. In the Endless Assortment segment, Zoro.com offers customers access to more than 14 million products, and MonotaRO.com offers more than 24 million products. For more information, visit www.grainger.com.

Visit invest.grainger.com to view information about the Company, including a supplement regarding 2025 first quarter results. Additional Company information can be found on the Grainger Investor Relations website which includes the Company Snapshot and ESG report.

Safe Harbor Statement
All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “estimate,” “believe,” “expect,” “could,” “forecast,” “may,” “intend,” “plan,” “predict,” “project,” “will,” or “would,” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Forward-looking statements include, but are not limited to, statements about future strategic plans and future financial and operating results. Important factors that could cause actual results to differ materially from those presented or implied in the forward-looking statements include, without limitation: inflation, higher product costs or other expenses, including operational and administrative expenses; a major loss of customers; loss or disruption of sources of supply; changes in customer or product mix; increased competitive pricing pressures; changes in third party practices regarding digital advertising; failure to enter into or sustain contractual arrangements on a satisfactory basis with group purchasing organizations; failure to develop, manage or implement new technology initiatives or business strategies, including with respect to Grainger’s eCommerce platforms and artificial intelligence; failure to adequately protect intellectual property or successfully defend against infringement claims; fluctuations or declines in Grainger’s gross profit margin; Grainger’s responses to market pressures; the outcome of pending and future litigation or governmental or regulatory proceedings, including with respect to wage and hour, anti-bribery and corruption, environmental, regulations related to advertising, marketing and the Internet, consumer protection, pricing (including disaster or emergency declaration pricing statutes), product liability, compliance or safety, trade and export compliance, general commercial disputes, or privacy and cybersecurity matters; investigations, inquiries, audits and changes in laws and regulations; failure to comply with laws, regulations and standards, including new or stricter environmental laws or regulations; government contract matters; the impact of any government shutdown; disruption or breaches of information technology or data security systems involving Grainger or third parties on which Grainger depends; general industry, economic, market or political conditions; general global economic conditions including existing, new, or increased tariffs, trade issues and changes in trade policies, inflation, and interest rates; currency exchange rate fluctuations; market volatility, including price and trading volume volatility or price declines of Grainger’s common stock; commodity price volatility; facilities disruptions or shutdowns; higher fuel costs or disruptions in transportation services; effects of outbreaks of pandemic disease or viral contagions, global conflicts, natural or human induced disasters, extreme weather, and other catastrophes or conditions; effects of climate change; failure to execute on our efforts and programs related to environmental, social and governance matters; competition for, or failure to attract, retain, train, motivate and develop executives and key employees; loss of key members of management or key employees; loss of operational flexibility and potential for work stoppages or slowdowns if employees unionize or join a collective bargaining arrangement; changes in effective tax rates; changes in credit ratings or outlook; Grainger's incurrence of indebtedness or failure to comply with restrictions and obligations under its debt agreements and instruments; and other factors that can be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available on our Investor Relations website. Forward-looking statements are given only as of the date of this communication and we disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:	Investors:
Erin Ptacek	Kyle Bland
VP, Communications & Public Affairs	VP, Investor Relations

Robb Kristopher	Kevin Byrne
Director, External Affairs	Director, Investor Relations

Media_Inquiries@grainger.com	InvestorRelations@grainger.com

W.W. Grainger, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In millions of dollars, except for share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Net sales	$4,306	$4,235
Cost of goods sold	2,596	2,567
Gross profit	1,710	1,668
Selling, general and administrative expenses	1,038	999
Operating earnings	672	669
Other (income) expense:
Interest expense – net	21	21
Other – net	(6)	(7)
Total other expense – net	15	14
Earnings before income taxes	657	655
Income tax provision	157	158
Net earnings	500	497
Less net earnings attributable to noncontrolling interest	21	19
Net earnings attributable to W.W. Grainger, Inc.	$479	$478

Earnings per share:
Basic	$9.88	$9.65
Diluted	$9.86	$9.62
Weighted average number of shares outstanding:
Basic	48.2	49.2
Diluted	48.3	49.4

W.W. Grainger, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions of dollars)
(Unaudited)

	As of
	(Unaudited)
Assets	March 31, 2025	December 31, 2024
Current assets
Cash and cash equivalents	$666	$1,036
Accounts receivable (less allowance for credit losses of $33 and $32, respectively)	2,369	2,232
Inventories – net	2,309	2,306
Prepaid expenses and other current assets	186	163
Total current assets	5,530	5,737
Property, buildings and equipment – net	1,974	1,927
Goodwill	356	355
Intangibles – net	249	243
Operating lease right-of-use	366	371
Other assets	183	196
Total assets	$8,658	$8,829

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities	$3	$499
Trade accounts payable	1,114	952
Accrued compensation and benefits	272	324
Operating lease liability	78	78
Accrued expenses	412	407
Income taxes payable	138	45
Total current liabilities	2,017	2,305
Long-term debt	2,278	2,279
Long-term operating lease liability	320	327
Deferred income taxes and tax uncertainties	97	101
Other non-current liabilities	99	114
Shareholders' equity	3,847	3,703
Total liabilities and shareholders’ equity	$8,658	$8,829

W.W. Grainger, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions of dollars)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net earnings	$500	$497
Adjustments to reconcile net earnings to net cash provided by operating activities:
Provision for credit losses	7	6
Deferred income taxes and tax uncertainties	(4)	(2)
Depreciation and amortization	61	56
Non-cash lease expense	20	21
Stock-based compensation	12	11
Change in operating assets and liabilities:
Accounts receivable	(128)	(163)
Inventories	6	76
Prepaid expenses and other assets	(19)	(85)
Trade accounts payable	154	202
Operating lease liabilities	(25)	(23)
Accrued liabilities	(42)	(35)
Income taxes – net	106	107
Other non-current liabilities	(2)	(7)
Net cash provided by operating activities	646	661
Cash flows from investing activities:
Capital expenditures	(125)	(119)
Proceeds from sale of assets	—	1
Net cash used in investing activities	(125)	(118)
Cash flows from financing activities:
Proceeds from debt	1	1
Payments of debt	(502)	(17)
Proceeds from stock options exercised	2	9
Payments for employee taxes withheld from stock awards	(3)	(10)
Purchases of treasury stock	(281)	(268)
Cash dividends paid	(115)	(105)
Other – net	—	(1)
Net cash used in financing activities	(898)	(391)
Exchange rate effect on cash and cash equivalents	7	(8)
Net change in cash and cash equivalents	(370)	144
Cash and cash equivalents at beginning of period	1,036	660
Cash and cash equivalents at end of period	$666	$804

SUPPLEMENTAL INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP
FINANCIAL MEASURES (Unaudited)

The Company supplements the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with the non-GAAP financial measures as defined below. The Company believes these non-GAAP financial measures provide meaningful information to assist investors in understanding financial results and assessing future performance as they provide a better baseline for analyzing the ongoing performance of its business by excluding items that may not be indicative of core operating results.

Basis of presentation
The Company has a controlling ownership interest in MonotaRO, which is part of our Endless Assortment segment. MonotaRO’s results are fully consolidated, reflected in U.S. GAAP, and reported one-month in arrears. Results will differ from MonotaRO’s externally reported financials which follow Japanese GAAP.

Adjusted gross profit, adjusted SG&A, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted diluted EPS
Exclude certain non-recurring items, like restructuring charges, asset impairments, gains and losses associated with business divestitures and other non-recurring, infrequent or unusual gains and losses (together referred to as “non-GAAP adjustments”), from the Company’s most directly comparable reported U.S. GAAP figures (reported gross profit, SG&A, operating earnings, net earnings and EPS). The Company believes these non-GAAP adjustments provide meaningful information to assist investors in understanding financial results and assessing future performance as they provide a better baseline for analyzing the ongoing performance of its business by excluding items that may not be indicative of core operating results.

Free cash flow (FCF)
Calculated using total cash provided by operating activities less capital expenditures. The Company believes the presentation of FCF allows investors to evaluate the capacity of the Company's operations to generate free cash flow.

Daily sales
Refers to sales for the period divided by the number of U.S. selling days for the period.

Daily, constant currency sales
Refers to daily sales adjusted for changes in foreign currency exchange rates.

Daily, organic constant currency sales
Refers to daily sales excluding the sales of certain divested businesses in the comparable prior year period and changes in foreign currency exchange rates.

Foreign currency exchange
Calculated by dividing current period local currency daily sales by current period average exchange rate and subtracting the current period local currency daily sales divided by the prior period average exchange rate.

U.S. selling days:
2024: Q1-64, Q2-64, Q3-64, Q4-64, FY-256
2025: Q1-63, Q2-64, Q3-64, Q4-64, FY-255
2026: Q1-63, Q2-64, Q3-64, Q4-64, FY-255

As non-GAAP financial measures are not standardized, it may not be possible to compare these measures with other companies' non-GAAP measures having the same or similar names. These non-GAAP measures should not be considered in isolation or as a substitute for reported results. These non-GAAP measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. This press release also includes certain non-GAAP forward-looking information. The Company believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the Company to predict the timing and likelihood of future restructurings, asset impairments, and other charges. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, a reconciliation of the most directly comparable forward-looking GAAP measures is not provided.

The reconciliations provided below reconciles GAAP financial measures to non-GAAP financial measures used in this release: daily sales; daily, constant currency sales; and free cash flow.

Sales growth for the three months ended March 31, 2025
(percent change compared to prior year period)
(unaudited)

	Q1 2025
	Total Company	High-Touch Solutions - N.A.	Endless Assortment
Reported sales	1.7%	(0.2)%	10.3%
Daily impact	1.6%	1.5%	1.7%
Daily sales(1)	3.3%	1.3%	12.0%
Foreign currency exchange(2)	1.1%	0.6%	3.3%
Daily, constant currency sales	4.4%	1.9%	15.3%
(1) Based on U.S. selling days, there were 63 and 64 selling days in Q1 2025 and Q1 2024, respectively.
(2) Excludes the impact of year-over-year foreign currency exchange rate fluctuations.

Free cash flow (FCF) for the three months ended March 31, 2025
(in millions of dollars)
(unaudited)

Q1 2025
Net cash flows provided by operating activities	$646
Capital expenditures	(125)
Free cash flow	$521